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                                               EXHIBIT 2
                                               NEWS RELEASE


AK STEEL AND OCAW REACH AGREEMENT ON ASHLAND COKE PLANT CONTRACT


MIDDLETOWN, OH, September 22, 1997 -- AK Steel (NYSE: AKS) announced today the company has reached an agreement with the Oil, Chemical and Atomic Workers International Union (OCAW) on a new labor agreement covering about 360 hourly employees of the company's Ashland, Kentucky, coke plant. Members of OCAW Local 3-523 ratified the agreement September 19.

   The contract provisions include:

   The terms of the agreement are in effect until April 1, 2001;

   A $.50 per hour general wage increase and $500 bonus effective
October 1, 1997;

   A $.25 per hour general wage increase and $500 bonus effective
October 1, 1998 and October 1, 1999;

   Improved pension program.

   The agreement succeeds a May 1, 1994 labor agreement between OCAW and AK Steel.

   AK Steel produces flat-rolled steel for automotive, appliance, construction and manufacturing markets. The company employs about 5,800 people in plants and offices in Middletown, Ashland, Kentucky and Rockport, Indiana.